EXHIBIT 11

                        HASBRO, INC. AND SUBSIDIARIES
                  Computation of Earnings Per Common Share
              Quarters Ended March 28, 1999 and March 29, 1998

           (Thousands of Dollars and Shares Except Per Share Data)





                                            1999                 1998
                                      -----------------    -----------------
                                       Basic    Diluted     Basic    Diluted
                                      -------   -------    -------   -------

Net earnings applicable to
    common shares                    $ 13,795    13,795      7,793     7,793
                                      =======   =======    =======   =======

Weighted average number of shares
 Outstanding  (a):
  Outstanding at beginning of
   period                             196,175   196,175    200,162   200,162
  Exercise of stock options
   and warrants:
    Actual                                332       332        717       717
    Assumed                                 -     8,723          -     7,648
  Purchase of common stock               (609)     (609)    (1,214)   (1,214)
                                      -------   -------    -------   -------
    Total                             195,898   204,621    199,665   207,313
                                      =======   =======    =======   =======

Per common share:

  Net earnings                       $    .07       .07        .04       .04
                                      =======   =======    =======   =======

(a)  Adjusted to reflect the three-for-two stock split paid March 15, 1999.